LEASE TERMINATION AGREEMENT

This LEASE TERMINATION AGREEMENT (this “Agreement”) is made and entered into this 13th day of November, 2017 (“Effective Date”), by and between Sorrento Tech, Inc. (f/k/a Roka Bioscience, Inc.), a Delaware corporation, whose address is 20 Independence Blvd., Warren, NJ 07059 (“STI”) and CIO Sorrento Mesa, LLC, a Delaware limited liability company, successor in interest to Kilroy Realty, L.P., whose address is 1075 West Georgia St., Suite 2010, Vancouver BC V6E 3C9 Canada (“CIO”).

RECITALS:

WHEREAS, CIO’s predecessor-in-interest and STI executed a Lease dated December 31, 2009 (the “Lease”) covering the premises commonly known 10398 Pacific Center Court, San Diego, California and more particularly described in the Lease (the “Premises”);
WHEREAS, STI has consummated a sale of substantially all of the assets pursuant to an Asset Purchase Agreement, dated August 16, 2017, as amended,  and following completion of STI’s post-closing obligations to provide transition services to the purchaser, STI expects to cease operations in the Premises on or before December 31, 2017;
WHEREAS, STI remains obligated under the Lease for a term which shall not expire until March 31, 2020;
WHEREAS, STI and CIO have negotiated an early termination of the Lease;
WHEREAS, the parties wish to confirm their respective understandings with respect to the termination of the Lease and STI’s vacation of the Premises, all in accordance with the terms and conditions contained herein.
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is acknowledged and with the intent to be legally bound, the parties agree as follows:
1.Recitals: The Recitals set forth above are acknowledged to be true, correct and complete and are otherwise incorporated herein by reference.
2.Lease Incorporation. The Lease is incorporated herein by reference and made a part hereof. All capitalized terms used herein which are not otherwise defined shall have the meanings given them in the Lease.
3.Termination of Lease. Subject to the terms and conditions hereof, CIO and STI hereby agree that the Lease shall terminate on the Termination Date (as defined below) in accordance with the terms and conditions of this Agreement and the Lease (except as expressly modified hereby) without any further action by either party (although either party may request a confirmation of said termination but the failure to provide same shall not imply the termination of the Lease has not occurred). The termination of the Lease shall be effective at 11:59 p.m. (Pacific time) on February 28, 2018 (the “Termination Date”). Upon compliance with the terms hereof, this Agreement shall constitute an amendment to the Lease. STI further waives irrevocably any and all rights to extend the term of the Lease beyond the Termination Date. From and after the date hereof, except with respect to CIO’s repair and maintenance obligations under the Lease (including, without limitation Sections 6.1 and 7.1), CIO shall have no obligation to perform any work and install any improvements in the Premises or provide any inducements to STI under the Lease. Prior to the Termination Date, STI shall, at its sole cost, (i) remove its fixtures and other personal property, (ii) remove any and all hazardous materials in the Premises in accordance with any applicable laws, rules and/or regulations of any applicable governmental authorities, (iii) intentionally omitted, (iv) repair any damage to the Premises caused by such removals, and (v) surrender exclusive possession of the Premises to CIO, all in accordance with the provisions of the Lease, this Agreement and all applicable laws. STI shall be released of its obligations first arising or accruing under the Lease after the Termination Date subject to and conditioned upon STI’s full compliance with the terms of this Agreement, including payment of the Termination Fee as hereinafter set forth, the payment of all rents and other amounts due under the Lease through the Termination Date (which CIO agrees may be paid by STI prior to December 31, 2017), and STI’s vacation of the Premises in the condition required by the Lease and this Agreement as if the Lease had terminated due to the expiration of the term. If, within forty-five (45) days of the date STI tenders exclusive possession of the Premises to CIO following its vacation of the Premises in compliance with the terms hereof, CIO fails to advise STI in writing of STI’s failure to leave the Premises in the condition required by the Lease, then CIO shall be deemed to have waived any claims that the Premises is not otherwise in the condition required by the Lease.
4.Lease Termination Fee.
(a)    In consideration of the Landlord’s agreement to terminate the Lease in accordance with the terms hereof, STI agrees to (i) pay to CIO on or before 5:00 PM pacific standard time on November 14, 2017 the sum of One Million Six Hundred Thousand ($1,600,000.00) Dollars by wire transfer (the “Termination Fee”) which the parties agree is intended to be a payment of future discounted rents due from STI under the Lease accruing after the Termination, and (ii) from and after the date hereof, until the Termination Date, STI shall make timely all payments and perform all obligations required to be performed by it under the Lease, it being agreed that CIO’s willingness to accept the Termination Fee, to agree to the early termination of the Lease and to provide the release shall be contingent on STI’s full performance hereunder. The release provided to STI pursuant to this Agreement shall not extend to or include any obligation of STI first arising or accruing under the Lease, prior to the Termination Date. Nothing herein shall be deemed to modify Article 21 of the Lease.
(b)    If, prior to the Termination Date, (i) the Lease terminates due to the exercise by STI of a termination right expressly granted it in the Lease, which is triggered by a casualty and/or a condemnation affecting the Premises, and (ii) STI is not otherwise in default of this Agreement or the Lease at the time such termination right is exercised, then CIO shall return the Termination Fee within five (5) business days of the effective date of such termination. In such event, CIO shall remain entitled to all insurance and/or condemnation proceeds and awards as set forth the Lease, including, without limitation, rental interruption insurance proceeds, which shall be calculated as though the Lease was not terminated hereunder. If the Lease or this Agreement terminates prior to the Termination Date due to STI’s default under the Lease, then the Termination Fee shall not offset against Base Rent due under the Lease (excluding accelerated Base Rent) through the Expiration Date, but shall apply as an offset and/or credit against all other STI obligations under the Lease.
5.Mutual Release and Dispute Resolution. As of the Termination Date and provided STI has timely and properly vacated the Premises and fully performed all obligations hereunder and as required by the Lease, as modified hereby (including the payment of the Termination Fee and all other amounts due under the Lease through the Termination Date), STI and CIO each shall be released of any and all obligations arising under the Lease, whether arising before or after the Termination Date, provided, however, that Tenant shall not be released from any of its obligations to indemnify, defend, protect and hold harmless the Landlord Parties as provided under Section 10.1 of the Lease to the extent (i) CIO has actual knowledge of such claim and fails to assert such claim against STI by a date which is forty-five (45) days after the Terminate Date, or (ii) CIO does not have actual knowledge of the claim prior to a date which is forty-five (45) days after the Termination Date and such claim arose or accrued prior to the date which is forty-five (45) days after the Termination Date.

6.Representations and Warranties. CIO and STI represent and warrant to the other that each has obtained all necessary consents and approvals to the terms hereof required from any other third party having jurisdiction over the action of either CIO and/or STI, including but not limited to, any party to whom the Lease has been collaterally assigned in support of any loan. STI represents and warrants as of the date hereof, that STI is not insolvent nor has any plans to file bankruptcy and shall be deemed to be remade on the date the Termination Fee is paid and on the Termination Date.
7.CIO’s Right of Access. In addition to CIO’s existing rights under the Lease, from and after December 31, 2017 through the Termination Date, CIO and its agents, contractors, architects, and potential future tenants and brokers shall have the right to enter upon the Premises, upon reasonable notice to STI, for inspection purposes, to perform pre-construction activities and to otherwise prepare the space for subsequent leasing including, but not limited to, non-structural alterations and improvements, provided in all events CIO shall not unreasonably disturb STI’s ongoing occupancy of the Premises and/or the timely vacation of the Premises by STI and/or the removal by STI of its personal property and equipment. STI agrees to meet with CIO and to respond promptly to any requests for access and/or other alterations which CIO desires to perform within the Premises. In all circumstances, STI shall not unreasonably withhold its consent or its cooperation.
8.Bankruptcy. In the event STI shall file bankruptcy or shall be placed into bankruptcy involuntarily or otherwise pursue any insolvency proceedings under state or federal law after the date hereof or prior to the Termination Date, and/or any proceedings result in a challenge to the payment of the Termination Fee to CIO or require that CIO disgorge or otherwise repay the Termination Fee then, in that event, STI’s possessory rights under the Lease shall nonetheless terminate on the Termination Date, but CIO shall retain all rights, privileges and claims against STI and all other parties for all rents and other monies and/or performance obligations accruing under the Lease from and after the Termination Date through and including March 31, 2020, same being the original expiration date of the Lease and the releases herein provided to STI shall be null and void and of no further force and effect in that circumstance.
9.Dissolution. CIO acknowledges that STI may have and will take steps in furtherance of, and file for, dissolution under the laws of the State of Delaware prior to the Termination Date. CIO agrees that these actions shall not be deemed a default by Tenant under the Lease so long as STI fully complies with and performs all of its obligations under the Lease and this Agreement.
10.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together constitute one and the same instrument.
11.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of CIO and STI and their respective successors and assigns.
12.Entire Agreement. This Agreement represents the entire agreement between CIO and STI with respect to the subject matter hereof, and all prior agreements between CIO and STI with respect to such subject matter shall have no further force or effect to the extent such agreements conflict with this Agreement.
13.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date noted above.

CIO SORRENTO MESA, LLC, a Delaware limited liability company
By:	/s/ James Farrar
Its:	President

SORRENTO TECH, INC., a Delaware Corporation
By:	/s/ Lars Boesgaard
Its:	Vice President, Chief Financial Officer